As filed with the Securities and Exchange Commission on May 30, 2019
Registration No. 333-

___________________________________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________________________

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
(Exact name of registrant as specified in its charter)

_____________________________

Maryland	46-4654479
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1520 E. Grand Avenue
El Segundo, California	90245
(Address of Principal Executive Offices)	(Zip Code)

_________________________________________________________
Employee and Director Long-Term Incentive Plan
of
Griffin Capital Essential Asset REIT II, Inc.
(Full title of the plan)

_____________________________
Javier F. Bitar
Chief Financial Officer
1520 E. Grand Avenue
El Segundo, California 90245
(Name and address of agent for service)
(310) 469-6100
(Telephone number, including area code, of agent for service)

_____________________________
Copies to:
Lori B. Metrock
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
Baker Donelson Center, Suite 800
211 Commerce Street
Nashville, TN 37201
(615) 726-5600

_____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                        Accelerated filer         ☐
Non-accelerated filer ☑                        Smaller reporting company ☐
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class E Common Stock, par value $0.001 per share	9,935,314(2)	$9.56(3)	$94,981,602(2)	$11,511.77

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the Griffin Capital Essential Asset REIT II, Inc. Employee and Director Long-Term Incentive Plan (the “Plan”) as the result of any future stock splits, stock dividends or similar adjustment of the registrant’s common stock.

(2)	Represents the maximum number of shares of the registrant’s common stock issuable under the Plan less the number of shares of common stock previously issued under the Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. Pursuant to Rule 457(h), the registration fee is based on the registrant’s book value per share of the Class E Common Stock of $9.56 as of May 23, 2019. The registrant’s shares of Class E Common Stock are not listed on a national securities exchange, and there is not otherwise an established public trading market for the registrant’s shares.

EXPLANATORY NOTE
Griffin Capital Essential Asset REIT II, Inc. (the “Company”) has prepared this Registration Statement (“Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of up to 9,935,314 shares of Class E Common Stock of the Company reserved for issuance under the Company’s Employee and Director Long-Term Incentive Plan (the “Plan”).
PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 14, 2019;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 15, 2019;

(c)
The Company’s Current Reports on Form 8-K filed with the Commission on February 19, 2019, March 14, 2019, March 29, 2019, April 15, 2019, April 19, 2019, and May 1, 2019 and the Company’s amended Current Report on Form 8-K/A filed with the Commission on May 10, 2019 (except, with respect to each of the foregoing, for portions of such reports which are deemed to be furnished and not filed); and

(d)
The description of the Company’s Class E Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on May 28, 2019, and any subsequent amendment thereto filed for the purpose of updating the description.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (except, with respect to each of the foregoing, for portions of such documents which are deemed to be furnished and not filed).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.
The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (a) it is proved that the person actually received an improper benefit or profit in money, property, or services or (b) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action. The Company’s charter contains a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages, except to the extent discussed below.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they are made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property, or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify in respect of any proceeding by or in the right of the corporation in which the director or officer is adjudged liable to the corporation or with respect to any proceeding charging improper personal benefit to the director or officer in which he or she was adjudged to be liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his or her behalf to repay the amount advanced if it shall ultimately be determined that the standard of conduct was not met. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.
Subject to the limitations below, the Company’s charter provides that the Company shall indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (a) any present or former director or officer of the Company, (b) any individual who, while a director of the Company and at the request of the Company, serves or has served as a director, officer, partner, or trustee of another corporation, partnership, joint venture, trust, employee benefit plan, or any other enterprise, from and against any claim or liability to which such person may become subject or that such person may incur by reason of his or her service in such capacity, or (c) the person responsible for directing or performing the Company’s day-to-day business affairs (the “Advisor”) or any of its affiliates acting as an agent of the Company.
However, under the Company’s charter, the Company shall not indemnify its directors or the Advisor or its affiliates for any liability or loss suffered by them, nor shall they be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met: (i) the directors or the Advisor or its affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the Company’s best interests; (ii) the directors or the Advisor or its affiliates were acting on the Company’s behalf or performing services for the

Company; (iii) such liability or loss was not the result of (A) negligence or misconduct by the directors, excluding the independent directors, or the Advisor or its affiliates, or (B) gross negligence or willful misconduct by the independent directors; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from stockholders.
The Company’s charter also provides, however, that it shall not indemnify its directors or the Advisor or its affiliates, or any persons acting as a broker-dealer, for any loss, liability, or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the Company’s securities were offered or sold as to indemnification for violations of securities laws.
Finally, the Company’s charter provides that the Company may not indemnify or advance funds to the Company’s directors or the Advisor or its affiliates for legal expenses and other costs unless all of the following conditions are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on the Company’s behalf; (ii) the legal proceeding was initiated by (A) a third party who is not a stockholder or (B) a stockholder acting in his or her capacity as such and a court of competent jurisdiction approves such advancement; and (iii) the directors or the Advisor or its affiliates undertake to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that such director or the Advisor or its affiliate is not entitled to indemnification.
The Company also maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, subject to its limitations on indemnification.
In addition, on April 30, 2019, the Company assumed indemnification agreements of Griffin Capital Essential Asset REIT, Inc. (“GCEAR”) pursuant to the merger of GCEAR with and into a wholly-owned subsidiary of the Company. On December 14, 2018, GCEAR entered into indemnification agreements with each of its directors and its continuing executive officers (each, an “Indemnitee”). The Company assumed GCEAR's obligations and rights in their entirety. The indemnification agreements obligate the Company, if an Indemnitee is or is threatened to be made a party to, or witness in, any proceeding by reason of such Indemnitee’s status as a former director, trustee, officer, partner, manager, member, fiduciary, employee or agent of GCEAR, or as a director, trustee, officer, partner, manager, member, fiduciary, employee or agent of another entity that the Indemnitee served in such capacity at GCEAR's request, to indemnify such Indemnitee, and advance expenses actually and reasonably incurred by him or her, or on his or her behalf, subject to certain exceptions and conditions.
The Plan provides limitations on liability of directors as members of the Board of Directors of the Company and as members of the Compensation Committee of the Board (the “Committee”) with respect to any act or omission on such person’s part, including but not limited to the exercise of any power or discretion given to such person under the Plan, except for those acts or omissions resulting from such person’s gross negligence or willful misconduct. Further, the Plan provides that the members of the Committee shall be indemnified by the Company for all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation) reasonably incurred by such person in connection with or arising out of any action, suit or proceeding to the fullest extent permitted by law and by the Company’s charter and bylaws.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

4.1
First Articles of Amendment and Restatement of Griffin Capital Essential Asset REIT II, Inc., incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form S-11, filed on July 30, 2014, SEC File No. 333-194280.

4.2
Bylaws of Griffin Capital Essential Asset REIT II, Inc., incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11, filed on March 3, 2014, SEC File No. 333-194280.

4.3	Amendment No. 1 to Bylaws of Registrant, incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K, filed on May 1, 2019, Commission File No. 000-55605.
4.4
Articles Supplementary to First Articles of Amendment and Restatement of Griffin Capital Essential Asset REIT II, Inc., incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on April 29, 2016, SEC File No. 000-55605.

4.5
Articles of Amendment to First Articles of Amendment and Restatement of Griffin Capital Essential Asset REIT II, Inc., incorporated by reference to Exhibit 3.4 to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form S-11, filed on September 18, 2017, SEC File No. 333-217223.

4.6
Articles Supplementary of Griffin Capital Essential Asset REIT II, Inc., incorporated by reference to Exhibit 3.5 to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form S-11, filed on September 18, 2017, SEC File No. 333-217223.

4.7
Articles Supplementary to First Articles of Amendment and Restatement, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on April 19, 2019, SEC File No. 000-55605.

4.8
Articles Supplementary to First Articles of Amendment and Restatement incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed on May 1, 2019, SEC File No. 000-55605.

4.9
Amended and Restated Distribution Reinvestment Plan of Griffin Capital Essential Asset REIT II, Inc., incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K, filed on April 15, 2019, SEC File No. 000-55605.

4.10
Enrollment Form for Distribution Reinvestment Plan, incorporated by reference to Appendix A to the prospectus contained in Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-3D, filed on April 18, 2019, SEC File No. 333-217178.

4.11	Employee and Director Long-Term Incentive Plan, incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q, filed on August 21, 2014, SEC File No. 333-194280.
5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.
23.1*	Consent of Ernst & Young, LLP.
23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page hereto).
___________
* Filed herewith.
Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on May 30, 2019.

Griffin Capital Essential Asset REIT II, Inc.

By:	/s/ Javier F. Bitar
Javier F. Bitar
Chief Financial Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard S. Hirsch and Javier F. Bitar, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including any post-effective amendments to this Registration Statement and any subsequent registration statement pursuant to Rule 462(b) under the Securities Act), and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kevin A. Shields Kevin A. Shields	Executive Chairman and Chairman of the Board of Directors	May 28, 2019
/s/ Michael J. Escalante Michael J. Escalante	President, Chief Executive Officer and Director (Principal Executive Officer)	May 28, 2019
/s/ Javier F. Bitar Javier F. Bitar	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2019
/s/ Kathleen S. Briscoe Kathleen S. Briscoe	Director	May 28, 2019
/s/ J. Grayson Sanders J. Grayson Sanders	Director	May 28, 2019
/s/ Samuel Tang Samuel Tang	Director	May 28, 2019
/s/ Gregory M. Cazel Gregory M. Cazel	Director	May 30, 2019
/s/ Ranjit M. Kripalani Ranjit M. Kripalani	Director	May 28, 2019